CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 14, 2004, relating to the consolidated financial statements of Valence Technology, Inc. appearing in the Annual Report on Form 10-K of Valence Technology, Inc. for the year ended March 31, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of Financial Accounting Standard Statement No. 142) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
-----------------------------
Austin, TX
February 14, 2005